UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 17, 2012

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2012, the Compensation Committee (the “Committee”) of Active Power, Inc. (“Active Power” or the “Company”) approved the compensation for its executive officers for 2012.   As a result, the terms of the compensation of each of the Company’s executive officers whose compensation was specifically disclosed pursuant to SEC requirements in the 2011 proxy statement (the “Named Executive Officers”) were modified from the prior year, as set forth below.

Base Salary

The base salary for each of the Named Executive Officers was increased over their base salaries in 2011.  The 2012 base salary for John K. Penver, Active Power’s Chief Financial Officer, VP of Finance and Secretary, was set at $250,000, an increase of 6.6% over 2011.  The 2012 base salary for Lisa Brown, Active Power’s VP of Marketing and Sales Operations, was set at $220,000, an increase of 7.3% over 2011.  The 2012 base salary for Martin Olsen, Active Power’s VP of Global Sales, was set at $245,000, an increase of 14% over 2011.  The 2012 base salary for Jason Rubin, Active Power’s VP of Manufacturing, was set at $210,000, an increase of 12% over 2011.

Annual Bonus

The following table lists the bonus targets set by the Committee for the Named Executive Officers for 2012 under the Company’s management incentive program:

Named Executive Officer	Target Bonus Award
John K. Penver
Chief Financial Officer, Vice President Finance and Secretary	$150,000

Lisa M. Brown
Vice President of Marketing & Sales Operations	$110,000

Martin Olsen
Vice President of Global Sales	$196,000

Jason Rubin
Vice President of Manufacturing	$105,000

This target award level is 60% of base salary for Mr. Penver, 50% of base salary for Ms. Brown, 80% of base salary for Mr. Olsen, and 50% of base salary for Mr. Rubin. These targets were the same as the previous year for these Named Executive Officers, other than Mr. Olsen, whose 2011 target was set at 79% of his base salary in that year and Mr. Rubin, whose 2011 target was set at 45% of his base salary in that year.

For 2012, 70% of each of the Named Executive Officer’s target bonus awards is based upon achievement of corporate financial and operating objectives, which are the same objectives for each of the Named Executive Officers. These objectives include revenue and operating profit.  The remaining 30% of each Named Executive Officer’s target bonus award is based upon achievement of individual objectives unique to each executive and his or her area of responsibility.  The revenue objective represents 30% of the target bonus award and operating profit objective represents 40% of the target bonus award for each Named Executive Officer in 2012.

In addition, consistent with last year, the revenue and operating profit objectives are subject to thresholds.  As a result of the thresholds, the Named Executive Officers will be entitled to a portion of the bonus attributable to these objectives based on achievement of amounts that are less than the goal for such objective.  The Named Executive Officers will be entitled to 50% of the target bonus attributable to the revenue target upon achievement of 84% of the revenue goal.  In addition, 50% of the target bonus attributable to the operating profit target is payable at a threshold of the operating profit goal.

As in 2011, the bonus amounts payable with respect to each of the revenue and operating profit objectives may exceed the target bonus amount attributable to each such objective.  The multiplier for each objective is capped at 2x, based on the achievement of at least 120% of the revenue goal, and 233% of the operating profit goal.

Stock Awards

The Committee also approved the following grants under the Company’s 2010 Equity Incentive Plan (the “Plan”) for its Named Executive Officers:

Named Executive Officer	Shares Subject to Option Awards	Shares Subject to Restricted Stock Unit Awards

John K. Penver
Chief Financial Officer, Vice President Finance and Secretary	45,000	45,000

Lisa M. Brown
Vice President of Marketing & Sales Operations	65,000	45,000

Martin Olsen
Vice President of Global Sales	110,000	70,000

Jason Rubin
Vice President of Manufacturing	100,000	60,000

Interim Chief Executive Officer Compensation

The Committee also approved the payment of $42,000 to Jan H. Lindelow, Active Power’s Interim Chief Executive Officer and President, for services to be rendered in connection with the transition to a permanent Chief Executive Officer, as well as a bonus equal to $135,000.  Mr. Lindelow will be eligible to receive the bonus based on his continued service to the Company through May 1, 2012.  These amounts are in addition to the $35,000 per month Mr. Lindelow receives for his service as interim Chief Executive Officer.

In addition, the Committee approved a grant of options to purchase 64,000 shares of the Company’s common stock, and 64,000 restricted stock units.  The option shares and restricted stock units will vest as follows: 50% on May 1, 2012, 25% on October 16, 2012, and 25% on October 16, 2013, provided that Mr. Lindelow remains a service provider under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: February 24, 2012	By:	/s/ John Penver
John Penver
Chief Financial Officer